TF FINANCIAL CORPORATION

February 2013

Dear Shareholder:

Enclosed is a copy of our latest earnings release, including results for the final quarter of 2012 and the full year. As noted in the release, our Company produced $5.4 million of net income during the full year of 2012. The final quarter was the fifth consecutive quarter of increased profitability and our best quarter since the third quarter of 2011, despite the ongoing challenging banking environment in which we are operating. One measure of our performance that is being closely tracked by analysts and investors in this prolonged low interest rate cycle is the net interest margin, which is simply defined as the difference between the interest income we collect from our lending activities and the amount of interest we pay out to our depositors. At 3.90% for the full year, we compare very favorably to both our local peer group and to community banks of our size nationally.

Many community banks have been forced to suspend their payment of dividends in order to preserve capital, but we have been able to return capital to our shareholders via an uninterrupted dividend, while concurrently retaining earnings to build our capital base. The Bank's capital ratios remain strong, with Tier 1 Leverage and Total Risk-Based ratios of 10.46% and 17.89% at year end. Both are substantially above the levels required to be considered "well capitalized" as defined by the regulatory authorities.

As loan demand steadily improved throughout the year, we grew overall loans by over 6%. At the end of the year the volume of new loans in the pipeline was strong and we are encouraged by the lending opportunities we see for 2013. On the deposit side we added about $9 million in new deposits to bring our total base to over $560 million. More importantly, we improved the deposit mix by growing lower cost checking, savings and money market balances by 5%, while reducing higher cost CDs. This obviously had a favorable impact on the aforementioned net interest margin and ultimately, profitability. We continued to resolve troubled loans and to remove bank-owned real estate from our books. Non-performing loans and foreclosed property were reduced by 33.3% and 37.9%, respectively, during 2012.

Of special note as we closed out 2012, on December 28 we announced the execution of a merger agreement whereby we will acquire Roebling Financial Corp, Inc., which has $161 million in assets and five branches in New Jersey. On a pro-forma basis, the resulting combined company should have more than $850 million in total assets, $640 million in total loans, $660 million in total deposits, and 18 locations to serve customers in a five-county contiguous market area.

It's a new growth and expansion opportunity that we expect to have fully integrated by the third quarter of 2013, and we believe it's a transaction that would not have been possible without the strength of our underlying balance sheet and much improved 2012 performance metrics.

3 PENNS TRAIL NEWTOWN, PA 18940 215-579-4000

On behalf of your board of directors, our management team and all of our loyal employees, we appreciate your support as we complete another successful year.

Sincerely,

Kent C. Lufkin, President/CEO

Important Additional Information.

In connection with the merger with Roebling (the "Merger"), the Company filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 that includes a proxy statement of Roebling and a prospectus of the Company (the "Proxy Statement/Prospectus"), which will be mailed to Roebling's shareholders, as well as other relevant documents concerning the Merger. SHAREHOLDERS OF ROEBLING ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELEVANT TO MAKING A VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER.

When available, a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about the Company and Roebling, may be obtained at the SEC's website at www.sec.gov. You will also be able to obtain these documents, free of charge, from the Company on its website at www.thirdfedbank.com or from Roebling on its website at www.roeblingbank.com/investor.htm.

The Company and Roebling and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Roebling in connection with the Merger. Information about the directors and executive officers of Roebling and their ownership of Roebling common stock is set forth in Roebling's Form 10-K, as filed with the SEC on December 19, 2012, and on Forms 3, 4 and 5 subsequently filed with the SEC by its officers and directors. Information about the directors and executive officers of the Company and their ownership of the Company's common stock is set forth in the proxy statement related to the Company's 2012 annual meeting of shareholders, as filed with the SEC on March 27, 2012, and on Forms 3, 4 and 5 subsequently filed with the SEC by its officers and directors. Additional information regarding the interests of those participants and other persons who may be deemed participants in the solicitation of proxies may be obtained by reading the Proxy Statement/Prospectus when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

Cautionary Statement Regarding Forward-Looking Statements.

Certain statements made in this Current Report on Form 8-K and in the attached press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements related to the timing of the closing of the Merger, availability of future resources, improvement in operating efficiency, impact on earnings and statements about the ability of Company management to lead the combined company. Although the Company and Roebling believe that their expectations with respect to such forward-looking statements are based upon reasonable assumptions based on existing knowledge, the material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: the inability to close the Merger in a timely manner; the inability to complete the Merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the Merger or the failure to satisfy other conditions to completion of the Merger, including required regulatory and other approvals; the failure of the transaction to close for any other reason; the possibility that the integration of Roebling's business and operations with those of the Company may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Roebling's or the Company's existing businesses; the challenges of integrating and retaining key employees; and other factors that may affect future results of the combined company described in the section entitled "Risk Factors" in the Proxy Statement/Prospectus to be mailed to Roebling's shareholders.

Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, those described in the cautionary language included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2011 and documents subsequently filed by the Company with the SEC, including the Company's Form 10-Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and in Roebling's Form 10-K for the year ended September 30, 2012 and documents subsequently filed by Roebling with the SEC. Readers are strongly urged to read the full cautionary statements contained in these materials. All of these documents are or will be available at the SEC's website at www.sec.gov. Neither the Company, nor Roebling assume any duty to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

News Release

January 24, 2013
FOR IMMEDIATE RELEASE

Contact: Dennis R. Stewart, EVP/CFO
(215) 579-4000

TF Financial Corporation Reports 2012 Results and Quarterly Cash Dividend

Newtown, Pennsylvania: TF Financial Corporation (NASDAQ – THRD) today reported net income of $5,383,000 ($1.97 per diluted share) for 2012, a 37% increase over $3,929,000 ($1.45 per diluted share) reported for 2011. Net income for the three month period ended December 31, 2012 was $1,506,000 ($0.55 per diluted share) compared with $1,532,000 ($0.57 per diluted share) during the comparable period of 2011. The Company also announced that its Board of Directors declared a quarterly dividend of $0.05 per share, payable February 15, 2013 to shareholders of record on February 8, 2013.

"We had a very satisfactory final quarter and full year, by the key measures of performance," said Kent C. Lufkin, President and Chief Executive Officer. "In the ongoing low interest rate environment and considering the numerous other tough challenges facing community banks of our size, we continue to deliver improving financial performance for the benefit of our shareholders. A 37% year over year increase in net income, combined with above-average capital levels via retained earnings have positioned our Company to move into 2013 with good momentum. Our net interest margin was a very respectable 3.90% for the year and overall asset quality reflected healthy improvement as both non-performing assets and nonperforming loans were significantly lower than the prior year."

Highlights for 2012 included:

- Net income increased by $1,454,000 or 37% compared with 2011.
- Net interest income increased by $410,000 or 1.7% compared with 2011. The Company's net interest margin was 3.90% for the year, an increase of 5 basis points compared with 2011. As was the case during 2011, low market interest rates resulted in an increase in mortgage prepayments with a resulting downward drift in loan yields. However, this negative effect was more than offset by the positive effect of lower deposit costs, the outcome of an improving deposit mix and the maturity of older high-rate CDs.
- The Bank's regulatory capital ratios remain strong, with Tier 1 Leverage and Total Risk-Based ratios of 10.45% and 17.89% at year end.
- During 2012, loans outstanding increased by $31.6 million or 6.3% to $534.3 million. Loan demand was strong during the year: loans originated for portfolio and loans originated for sale during 2012 were $132.3 million and $52.9 million, respectively, compared with $94.6 million and $26.5 million during 2011.
- Deposits increased by $9.0 million or 1.6% to $560.3 million, and the deposit mix improved, driven by an $18.7 million or 5.0% increase in core checking, savings and money market balances. The migration of maturing high-rate CDs into lower cost core accounts was in large part responsible for the 34 basis point decrease in the average cost of deposits for 2012 compared to 2011.
- Asset quality showed dramatic improvement during 2012. Non-performing assets were 2.20% of total assets at year end, down from 3.56% at year end 2011. Non-performing loans decreased by $4.2 million or 33.4% during the year. Also, foreclosed property decreased by $4.4 million or 37.9% during 2012.
- The allowance for loan losses was $6.9 million and equaled 1.30% of gross loans and 82.8% of non-performing loans at year end. The loan loss provision was $2.4 million for 2012, and net charge-offs were $3.6 million.
- Non-interest income increased by $466,000 or 12.9% to $4.1 million during 2012 when compared with 2011, driven by an $826,000 or 158% increase in gains on loans sold. Total non-interest expense was relatively unchanged for the year, and stood at $18.9 million.

TF Financial Corporation is a holding company whose principal subsidiary is 3rd Fed Bank, which operates 13 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. Deposits at 3rd Fed Bank are insured up to the maximum amount by the Federal Deposit Insurance Corporation (FDIC). In addition, the Bank's website can be found at www.3rdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private